FOR FURTHER INFORMATION:
Financial Relations Board Leslie Loyet (312) 640-6672 lloyet@frbir.com	Specialty Underwriters’ Alliance, Inc. Scott Goodreau (888) 782-4672 sgoodreau@suainsurance.com

FOR IMMEDIATE RELEASE
THURSDAY, MAY 3, 2007

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS

CHICAGO – May 3, 2007 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today announced financial results for the quarter ended March 31, 2007.

Highlights:

•	Gross written premium of $35.0 million rose 13.6% from the prior year period;

•	Earned premium of $35.4 million increased 51.9 % over the prior year period;

•	Net income of $3.0 million versus a loss of $0.2 million for the prior year period;

•	Earnings per share of $0.20 versus a loss per share of $0.01 for the prior year period.

Courtney Smith, president and chief executive officer, stated, “While our premium was not at the level we expected, we are pleased with our results on a comparable quarter-over-quarter basis in earned premium, net income and earnings per share. The market continues to be competitive, but our underwriting and pricing discipline allows us to continue to achieve our loss ratio targets as we grow our premium.”

Net investment income increased 90.9 percent from $1.1 million for the three months ended March 31, 2006 to $2.1 million for the three months ended March 31, 2007. Total revenues were $37.5 million for the first quarter of 2007, an increase of 53.7 percent from $24.4 million for the comparable period in 2006.

Total expenses for the three months ended March 31, 2007 were $34.4 million, consisting of loss and loss adjustment expenses of $20.1 million, acquisition expenses of $8.6 million and other operating expenses of $5.6 million. Other operating expenses consisted of $1.6 million of salaries and benefit costs (excluding $1.6 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.2 million of professional and consulting fees, $1.0 million of depreciation and amortization, $0.3 million of stock based compensation expense and $1.5 million of other expenses.

Total expenses for the three months ended March 31, 2006 were $24.5 million. Total expenses consisted of loss and loss adjustment expense of $14.0 million, acquisition expenses of $5.5 million and other operating expenses of $5.0 million. Other operating expenses consisted of $1.4 million of salaries and benefit costs (excluding $1.1 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.1 million of professional and consulting fees, $0.4 million of depreciation and amortization, $0.3 million of stock based compensation expense and $1.8 million of other expenses.

Net income for the first quarter of 2007 was $3.0 million compared to a net loss of $0.2 million for the first quarter of 2006. Earnings per share for the three months ended March 31, 2007 was $0.20 compared to loss per share of $0.01 for the same period in 2006.

As of March 31, 2007, the company reported investments of $182.0 million, total assets of $377.0 million, total liabilities of $258.9 million and shareholders’ equity of $118.1 million. Book value per share was $7.68 and tangible book value per share was $6.98. As of December 31, 2006, the company reported investments of $164.1 million, total assets of $363.3 million, total liabilities of $249.3 million and shareholders’ equity of $114.0 million. Book value per share for as of December 31, 2006 was $7.42 and tangible book value per share was $6.72.

Smith continued, “We remain committed to growing premium. We signed a partner agent program agreement with Flying Eagle Insurance Services, Inc. at the end of the first quarter of 2007. Flying Eagle provides general liability to artisan and general contractors and roofers in the western region. We are excited about this opportunity to expand our current contractors book. Further, we are in discussions with additional potential partner agents. As we begin to realize the success of our business model, we are also exploring other business opportunities that could lead to additional growth and profitability.”

Conference Call Details
SUAI will host a conference call on Friday, May 4, 2007 at 10:00 a.m. Central Time to discuss first quarter results. Interested parties may access a live webcast by going to the “Investor Relations” page of SUAI’s website at www.suainsurance.com or by calling 800-706-7741.

A replay of the call will be available by dialing 888-286-8010, passcode 65309561 through May 11, 2007. A replay of the call will also remain on the company’s website for 90 days following the event.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Financial Tables Follow

Summary Financial Data
(in millions, except per share data)

	For the Three Months
	Ended March 31,
	2007	2006
Results of operations
Gross written premiums	$35.0	$30.8
Net written premiums	31.6	27.4
Earned premiums	$35.4	$23.3
Net investment income	2.1	1.1
Total revenues	37.5	24.4

Loss and loss adjustment expenses	20.1	14.0
Acquisition expenses	8.6	5.5
Other operating expenses	5.6	5.0

Total expenses	34.4	24.5

Pre-tax income	3.1	(0.1)

Federal income tax (expense)	(0.1)	(0.1)

Net income (loss)	$3.0	$(0.2)

Key ratios
Net loss and loss adjustment expense ratio	56.9%	60.2%
Ratio of acquisition expenses to earned premiums	24.4%	23.8%
Ratio of all other expenses to gross written premiums.	16.0%	16.3%
Net income (loss) per share
Basic and diluted	$0.20	$(0.01)
Average common shares outstanding (basic and diluted).	15.4	15.0

Summary Financial Data
(in millions, except per share data)
	As of	As of
Financial Condition	March	31, 2007	December 31, 2006
Investments	$182.0	$164.1
Total assets	$377.0	$363.3
Loss and loss adjustment expense reserves*	$150.8	$141.2
Unearned insurance premiums	$86.1	$89.8
Other liabilities	$22.0	$18.3
Shareholders’ equity	$118.1	$114.0
Book value data
Shares outstanding	15.4	15.4
Book value per share	$7.68	$7.42
Tangible book value per share	$6.98	$6.72

• Includes $67.6 million and $71.6 million as of March 31, 2007 and December 31, 2006 of direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on SUA’s balance sheet as a reinsurance recoverable.

Gross Written Premium Data
(in millions, except percentages)

	Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
Risk Transfer Holdings, Inc.	$14.1	40.2%	$18.3	59.4%
American Team Managers	11.2	32.0%	7.2	23.4%
AEON Insurance Group, Inc.	5.0	14.3%	3.5	11.4%
Appalachian Underwriters, Inc.	4.4	12.6%	1.8	5.8%
Specialty Risk Solutions, LLC	0.0	0.0%	0.0	0.0%
Insential, Inc. (American Patriot Insurance Agency, Inc.).	0.3	0.9%	0.0	0.0%

Total	$35.0	100.0%	$30.8	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
Florida	$7.3	20.9%	$9.8	31.8%
California	13.8	39.5%	10.4	33.8%
Other States	13.9	39.6%	10.6	34.4%

Total	$35.0	100.0%	$30.8	100.0%

	Three Months Ended		Three Months Ended
	March 31, 2007		March 31, 2006
		Percentage of		Percentage of
	Gross Written	Gross Written	Gross Written	Gross Written
	Premium	Premium	Premium	Premium
Workers’ compensation	$18.7	53.4%	$20.9	68.0%
General liability	8.6	24.6%	6.2	20.0%
Commercial automobile	7.0	20.0%	3.3	10.7%
All other	0.7	2.0%	0.4	1.3%

Total	$35.0	100.0%	$30.8	100.0%

To learn more about Specialty Underwriters’ Alliance Inc., please visit www.suainsurance.com.